Exhibit 99.2

FOR IMMEDIATE RELEASE

                   EURO BROKERS, FORMER WTC TENANT, ANNOUNCES
                RESUMPTION OF FULL RANGE OF BROKERAGE OPERATIONS

                Company Also Details Scope of Insurance Coverages
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         New York, NY - October 22nd - Euro Brokers Inc., the inter-dealer subsidiary of Maxcor Financial Group Inc. (Nasdaq: MAXF), today announced that it has successfully re-established all of its key New York-based brokerage operations, following the September 11th World Trade Center attacks. The Company is operating out of temporary headquarters provided by Prudential Securities on the 16th floor at One New York Plaza in lower Manhattan. (It was formerly located on the 84th floor of 2 WTC.) The restored operations include brokerage desks specializing in cash and money market instruments, interest rate swaps and options, repurchase agreements, U.S. government agency obligations, emerging market debt and corporate bonds.

         Euro Brokers explained that this restoration completes the first phase of its reconstruction plan. The next step is the re-installation of a full complement of direct phone lines to Euro Brokers' customers to facilitate even faster communications between the Company's brokers and its clients, with hundreds of direct lines expected to be installed over the next few weeks. Euro Brokers is currently using regular "dial-up" phone lines and speed dial functions, as well as its proprietary screen systems.

         The Company's principal financial accounting systems have also been restored, and Maxcor said it anticipates filing its quarterly Form 10-Q for the quarter ended September 30, 2001 on time.

         Gilbert D. Scharf, Chairman and President of Maxcor, confirmed that the World Trade Center attacks had severely impacted New York revenues for September (Maxcor's New York-based revenues in 2001, prior to September, approached $8 million per month on average). However, Scharf indicated that management expects that the September revenue shortfall, and any subsequent shortfall until the full restoration of operations at a permanent location, will be covered by Euro Brokers' business interruption insurance provided by Kemper Insurance Companies. This insurance has an aggregate limit of approximately $21 million, and includes an "extended indemnity" period that also covers losses following the full restoration of operations. Scharf confirmed management's expectation that Euro Brokers' property casualty insurance policy, also underwritten by Kemper - which provides the Company with the full cost of replacement assets and has a separate aggregate limit of approximately $14 million - would be adequate to fund its physical rebuilding efforts. Under these policies Euro Brokers received a $5 million payment shortly after the attacks.

         Said Scharf, "Restoring our New York operations to their full pre-September 11th level will take time, but we have an extraordinarily dedicated staff, whose efforts have gotten us back up and running faster than I ever thought possible. Everyone who has visited our rebuilt trading floor has been astonished at the speed of our progress." Scharf also noted the "tremendous support and loyalty of our Euro Brokers' customers."

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         In the wake of the terrorist attacks, Euro Brokers is in the process of rebuilding its team and has made several important new hires, with more to come. In making the announcement, Scharf said, "While we must move forward, we will never forget that we lost 60 wonderful people, and I know that each of us feels the effects of this loss, both emotionally and psychologically, every single day. It is a tribute to them and their families that we will remain steadfast in our commitment to re-building our business." The Company held a memorial service for its lost employees and staff on October 8th.

         The Company has established the Euro Brokers Relief Fund to provide financial assistance on a needs-related basis to families of its employees and staff and to families of rescue workers who were killed. In addition to its own financial contribution to the fund, Euro Brokers will support it through special "charity days."

         NOTE: Those wishing to contribute to the fund can send donations to:
Euro Brokers Relief Fund, Inc., One New York Plaza, 16th floor, New York, NY 10292, Attn: Ruth Scharf. Further details about the fund are also posted on Euro Brokers' web site (www.ebi.com).

         Maxcor Financial Group Inc. (www.maxf.com), through its various Euro Brokers entities, is a leading domestic and international inter-dealer brokerage firm. Tradesoft Technologies, Inc. (www.tradesoft.com) is the Company's software and technology arm, specializing in the development and licensing of electronic trading platforms. Maxcor Financial Inc. is the Company's U.S. registered broker-dealer subsidiary, and Maxcor Financial Asset Management Inc. is the Company's SEC registered investment adviser subsidiary. The Company employs approximately 500 persons worldwide and maintains principal offices in New York, London, and Tokyo. For further information, please contact:

                  Michelle Jordan (media)
                  714-435-0678 (office)
                  949-632-7848 (cellular)

                  Roger Schwed (Euro Brokers - New York)
                  212-778-2731 (office)

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This release contains certain "forward-looking" statements made pursuant to the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, the Company has identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe the Company's current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond the control of the Company. Actual results or performance could differ materially from that expected by the Company. Uncertainties include factors such as market and economic conditions, the ability of the New York financial community, in general, and the Company, specifically, to recover from the World Trade Center terrorist attacks, the effects of any additional terrorist acts and governments' military and other responses to them, the scope of recoveries from insurers, the success of technology development and deployment, the status of relationships with employees, clients, business partners, vendors and clearing firms, possible third-party litigations or other unanticipated contingencies, the actions of competitors, and government regulatory changes. Reference is made to the "Cautionary Statements" section of the Company's 2000 Annual Report on Form 10-K and to the Company's subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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